Luby’s to Announce Second Quarter Financial Results on March 20, 2007
Second Quarter Sales Adversely Impacted by Severe Winter Weather

HOUSTON, TEXAS - March 1, 2007 - Luby's, Inc. (NYSE:LUB) today announced plans to release 2007 second quarter results on Tuesday, March 20, 2007 before the market opens.

The Company noted that sales were adversely affected in the second quarter primarily due to severe winter weather throughout Texas. Many of the Company’s Texas markets experienced harsh winter conditions during January for over one week, including snow and ice storms. Luby’s sales in the second quarter declined 3.9 percent compared to the second quarter last year. Same-store sales declined 3.6 percent during the second quarter compared to the second quarter last year. The Company estimated approximately half of the decline in same-store sales, or 1.5 to 2.0 percent, was related to severe weather.

“The second quarter was challenging from a top line perspective given the adverse weather impact and difficult sales comparison from last year. Overall, winter in Texas has been colder and rainier than it has in recent years. Second quarter sales were also up against a strong same-store sales growth comparison of 6.7 percent during the second quarter last year,” said Chris Pappas, President and CEO. “Despite these challenges, and a competitive industry environment, I am proud of the company’s perseverance and I believe that we are executing well in our restaurants while managing our costs.”

The company will a host conference call to discuss second quarter fiscal 2007 results on Tuesday, March 20, 2007 at 10:00 AM Central.

The second quarter conference call can be accessed live telephonically at (866) 711-8198, pin code Lubys (58297). A replay of the call will be available approximately two hours after the call ends through March 27, 2007. The replay number is (888) 286-8010 and the pin code is 78712033. A live audio webcast of the conference call will also be available via the Company’s website at http://www.lubys.com to listen online.

Luby’s provides its customers with delicious, home-style food, value pricing, and outstanding customer service at its restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states.  For more information about Luby’s, contact Rick Black at (713)329-6850 or visit the Company’s website at www.lubys.com.